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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                         (AMENDMENT NO.             )*
                                       ------------

                          Latitude Communications, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   518292 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                    12/31/99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |_|  Rule 13d-1(c)

         |X|  Rule 13d-1(d)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------------                       ------------------------------
 CUSIP NO. 518292 10 7               13G             PAGE  2  OF  6  PAGES
                                                          ---    ---
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--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    EMIL C.W. WANG

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)    |_|
                                                               (b)    |_|
--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA

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                          5  SOLE VOTING POWER

                             1,113,419

      NUMBER OF
                      ----------------------------------------------------------
       SHARES             6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              -0-
                      ----------------------------------------------------------
        EACH              7  SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                1,113,419
                      ----------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER
        WITH
                             -0-

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,113,419

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 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.9% (BASED ON 18,950,417 SHARES OUTSTANDING AS OF 12/31/99)
--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*

    IN

--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS


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 CUSIP NO. 518292 10 7               13G             PAGE  3  OF  6  PAGES
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ITEM 1(a).        NAME OF ISSUER:

                  Latitude Communications, Inc.
                  --------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2121 Tasman Drive, Santa Clara, CA  95054
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                  Emil C.W. Wang
                  --------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2121 Tasman Drive, Santa Clara, CA  95054
                  --------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                  USA
                  --------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common
                  --------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER:

                  518292 10 7
                  --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), 13D-2(B) OR 13D-2(C), CHECK WHETHER THE PERSON FILING IS A:

   (a)   |_| Broker or dealer registered under Section 15 of the Exchange Act;

   (b)   |_| Bank as defined in section 3(a)(6) of the Exchange Act;

   (c)   |_| Insurance company as defined in section 3(a)(19) of the Exchange
         Act;

   (d) |_| Investment company registered under section 8 of the Investment Company Act;

   (e)   |_| An investment adviser in accordance with Rule 13-d(1)(b)(1)(ii)(E);

   (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

   (g) |_| A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

   (h) |_| A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

   (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

   (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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 CUSIP NO. 518292 10 7               13G             PAGE  4  OF  6  PAGES
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ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount Beneficially Owned:

         1,113,419 (includes 995,950 shares held individually, 32,400 shares
         -----------------------------------------------------------------------
         held in trust for children and 85,069 options exercisable within 60
         -----------------------------------------------------------------------
         days of 12/31/99
         -----------------------------------------------------------------------

     (b) Percent of Class:

         5.9%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)    Sole power to vote or to direct the vote 1,113,419
                                                         -----------------------
         (ii)   Shared power to vote or to direct the vote N/A
                                                           ---------------------
         (iii)  Sole power to dispose or to direct the disposition of 1,113,419
                                                                      ----------
         (iv)   Shared power to dispose or to direct the disposition of N/A
                                                                        --------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  N/A


         ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A


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 CUSIP NO. 518292 10 7               13G             PAGE  5  OF  6  PAGES
                                                          ---    ---
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  N/A


ITEM 10.  CERTIFICATION.

                  N/A


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 CUSIP NO. 518292 10 7               13G             PAGE  6  OF  6  PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 11, 2000
                                             -----------------------------------
                                                                   Date

                                             /S/ EMIL C.W. WANG
                                             -----------------------------------
                                                                 Signature

                                             Emil C.W. Wang, President
                                             -----------------------------------
                                                                Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 (B) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

     * ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001).